CONTACT:	C.R. Cloutier or J.E. Corrigan, Jr.
TELEPHONE:	(337) 237-8343
RELEASE DATE:	October 20, 2008

MidSouth Bancorp, Inc. Reports Third Quarter 2008 Earnings
Lafayette, La.

Lafayette, La. October 20 2008  MidSouth Bancorp, Inc. (AMEX: MSL) today reported earnings of $1,857,000 for the third quarter ended September 30, 2008, an increase of 31.0% over earnings of $1,418,000 reported for the second quarter of 2008, and a decrease of 23.9% over earnings of $2,441,000 reported for the third quarter of 2007.  Diluted earnings per share for the third quarter of 2008 were $0.28 per share, an increase of 33.3% above the $0.21 per share for the second quarter of 2008, and a decrease of 24.3% from the $0.37 per share for the third quarter of 2007.

For the nine months ended September 30, 2008, earnings totaled $4,473,000, a 35.0% decrease from earnings of $6,882,000 for the first nine months of 2007.  Diluted earnings per share were $0.67 for the first nine months of 2008, compared to $1.04 for the first nine months of 2007.

The decrease in earnings for the third quarter of 2008 compared to the third quarter of 2007 is primarily attributable to a $1,493,000 increase in non-interest expenses related to franchise growth and a $200,000 increase in provisions for loan losses, partially offset by an increase in revenues.  The decrease in earnings in year-to-date comparison is primarily attributable to a $4,557,000 increase in non-interest expenses related to franchise growth and a $1,905,000 increase in provisions for loan losses.  A $1.0 million decrease in provisions for income taxes and improvement in revenues reduced the impact of the increased expenses in year-to-date comparisons.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on earnings results noted, “Although our earnings have been impacted by increased provisions in 2008, our balance sheet remains strong, liquid, and well-capitalized.  Our loan demand improved in the third quarter and we maintained a stable non-interest bearing deposit base, a stable net interest margin and a strong level of capital.”

“Although we will continue to face challenges in the uncertain environment created by the financial crisis, our customers and shareholders will benefit from solid underwriting practices in both our loan and investment portfolios,” said Cloutier. “We have not participated in subprime lending, nor do we own investment securities backed by subprime loans.  Furthermore, the Company does not hold common or preferred stock of either the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac).  The Company will evaluate opportunities available to community banks through the U.S. government relief package relative to the long-term benefit and the best interest of our customers and shareholders.”

During the third quarter of 2008, a different type of challenge was presented in the form of Hurricanes Gustav and Ike.  In response, the Company successfully implemented business continuity plans in preparation for and response to these storms.  “At no point during either storm did we lose contact with our customers, having kept our Customer Care Center open with additional hours of operation before, during and after the storms,” said MidSouth Bank’s Chief Retail Officer, Dwight Utz.  “Retail offices in the areas hardest hit by the storms were reopened as soon as our response teams deemed the offices safe for our employees and customers to return.”  Minimal damages were incurred at impacted facilities and total costs to be incurred from the hurricanes are estimated to total $200,000.  Approximately half of costs were incurred in the third quarter.  The damages were below the Company’s insurance deductible applicable for a named storm.

The Company’s total assets ended the third quarter of 2008 at $916.5 million, a 9.5% increase over the $836.9 million in total assets recorded at September 30, 2007.  Deposits were $771.1 million as of September 30, 2008, compared to $714.4 million on September 30, 2007, an increase of $56.7 million, or 7.9%.  Total loans were $579.5 million, an increase of $26.5 million, or 4.8%, over the $553.0 million reported as of September 30, 2007.  Loan growth stalled in the first six months of 2008, but increased lending activity in the third quarter resulted in growth of $12.4 million during the third quarter of 2008.  The Company has sufficient liquidity sources to fund loans and manage deposit fluctuations.  These sources include the Federal Reserve Bank Discount Window, active correspondent bank borrowing lines, and significant borrowing capacity with the Federal Home Loan Bank of Dallas.

Third quarter 2008 earnings were impacted by a $500,000 provision for loan losses, compared to $855,000 in 2008’s second quarter and $300,000 in the third quarter of 2007.  The increase in the provision for loan loss in linked quarter comparison was due primarily to the $12.4 million increase in total loans and $516,00 in net-charge offs reported for the third quarter of 2008.  Nonperforming loans for the third quarter of 2008 increased $7.7 million compared to the third quarter of 2007 and $6.4 million compared to the second quarter of 2008. The increase was primarily due to one large loan relationship in the Baton Rouge market placed on nonaccrual during the third quarter that had been recognized as a potential problem loan relationship in the second quarter of 2008.  The lost revenue on this loan also had a negative impact on the quarterly net interest margin. Total nonperforming assets to total assets were 1.13% for the third quarter of 2008, compared to 0.22% for the third quarter of 2007.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $1.0 million, or 8.1%, for the third quarter of 2008 compared to the third quarter of 2007.   The improvement in revenues resulted in part from an increase of $639,000 in net interest income, driven by a lower cost of interest-bearing liabilities.  Interest expense decreased $1,655,000 for the three months ended September 30, 2008, as compared to the same period ended September 30, 2007, as the Company adjusted deposit rates in response to the 225 basis point drop in interest rates by the Federal Open Market Committee (“FOMC”) over the first nine months of 2008.  Non-interest income increased $407,000 due to an increase in service charges on deposit accounts, including non-sufficient funds fees.  The improvement in revenues was offset by a $1,493,000 increase in non-interest expense attributed primarily to increased occupancy, marketing, salaries and benefits, regulatory and consulting costs.

“We continue to invest in the future of our company,” said Cloutier, “and in the short-term that equates to increased non-interest expenses.   Our Board of Directors and management are committed to continue implementing our strategic plan through investment in our facilities, our staff, and our customers.  In the long term, that equates to higher returns for our shareholders.”

Earnings Analysis

Net Interest Income.  Net interest income totaled $10,056,000 for the third quarter of 2008, an increase of 6.8%, or $639,000, from the $9,417,000 reported for the third quarter of 2007.   The improvement in net interest income was due primarily to a lower cost of average interest-bearing liabilities.  The cost of average interest-bearing liabilities decreased 135 basis points, from 3.54% for the third quarter of 2007, to 2.19% for the third quarter of 2008.  The rate decrease was primarily attributable to a 125 basis point decrease in the cost of interest-bearing deposits, from 3.29% to 2.04%, as rates were lowered in response to FOMC rate cuts.

Interest income on earning assets decreased $1.0 million in quarterly comparison as the average earning asset yield dropped 118 basis points, from 7.90% at September 30, 2007 to 6.72% at September 30, 2008.  Interest income on loans decreased $1.4 million in quarterly comparison, as loan yields dropped 126 basis points to 7.71% at September 30, 2008, offsetting the impact of a $21.3 million increase in the average loan volume.

Interest income on investments and other interest-earning assets increased $345,000 as a result of a $26.5 million increase in the average volume of investments and a $22.8 million increase in average other interest-earning assets with yields of 4.85% and 2.93%, respectively.

Interest expense for the third quarter of 2008 decreased $1,655,000 in comparison to the third quarter of 2007.   Lower average rates paid on interest-bearing liabilities lessened the impact of a $63.0 million increase in the average volume of interest-bearing liabilities in quarterly comparison.  The increase in interest-bearing liabilities was primarily in commercial Platinum money market deposits, certificates of deposit, securities sold under agreements to repurchase, and federal funds purchased.   The combination of the higher volume of overnight and short-term earning assets, combined with the decreased loan yields and increased volume of interest-bearing liabilities, resulted in a 15 basis point decline in the taxable equivalent net interest margin.  The margin fell to 5.01% for the third quarter of 2008, from 5.16% for the third quarter of 2007.

Net interest income increased $2,177,000, or 8.1%, for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007.  The Company’s taxable equivalent net interest margin declined 19 basis points, from 5.08% at September 30, 2007 to 4.89% at September 30, 2008 in nine month comparison.

In linked-quarter comparison, average earning assets decreased $29.7 million primarily due a $43.8 million decrease in average total deposits.  Interest-bearing deposits averaged $587.1 million for the third quarter of 2008, a decrease of $50.1 million in linked quarter comparison.  The decrease resulted primarily from significant fluctuations in oil-related investment deposit accounts.  The average volume of federal funds sold and other earning assets decreased $61.0 million, funding the decline in deposits and offsetting a $22.3 million increase in the average volume of investment securities.  A $13.3 million increase in the average volume of repurchase agreements and federal funds purchased funded a $9.0 million increase in the average volume of loans.  Rate reductions on the interest-bearing liabilities offset volume decreases in the interest-earning assets to net an improvement of $217,000 in net interest income and a 23 basis point increase in the taxable equivalent net yield on earning assets, from 4.78% for the second quarter of 2008 to 5.01% for the third quarter of 2008.

Non-interest income.  Non-interest income for the third quarter of 2008 totaled $4.0 million, 4.7% above the $3.8 million earned in the second quarter of 2008 and 11.4% above the $3.6 million earned in the third quarter of 2007.  The increase in prior-year quarterly comparison resulted primarily from a $193,000 increase in debit card and ATM transaction fee income and a $311,000 increase in service charges on deposit accounts, primarily insufficient funds (“NSF”) income.  These increases were partially offset by a $46,000 decrease in mortgage processing fee income and a $69,000 decrease in letter of credit income.   In linked-quarter comparison, service charges on deposit accounts increased $207,000 and debit card and ATM transaction fees increased $81,000.  These increases were partially offset by a $72,000 decrease in annual safe deposit box income and $32,000 decrease in mortgage processing fee income.

For the nine months ended September 30, 2008, non-interest income increased $846,000, or 8.0%, above non-interest income earned for the nine months ended September 30, 2007, primarily due to increases of $448,000 in service charge income on deposit accounts, $424,000 in debit card and ATM transaction fee income, and a $131,000 one-time payment recorded in other non-interest income in the first quarter of 2008 related to VISA’s mandatory redemption of a portion of its Class B shares outstanding in connection with an initial public offering.  These increases were partially offset by a decrease of $112,000 in mortgage processing fee income.

Non-interest expense.  Non-interest expense increased $1.5 million in prior-year quarterly comparison, $142,000 in linked-quarter comparison, and $4.6 million in year-to-date comparison.  In prior-year quarterly comparison, occupancy expenses increased $522,000 due an increase in lease expense and depreciation expenses on buildings, improvements, and furniture and equipment, combined with increased maintenance and utility costs, which was primarily attributable to the addition of three locations.  Other increases were recorded in marketing expenses ($277,000), FDIC insurance premiums ($153,000), and consulting and outsourcing costs ($214,000).  Salaries and benefits increased $180,000 for the same period, as the number of full-time equivalent employees increased from 398 at September 30, 2007 to 421 at September 30, 2008.

In linked-quarter comparison, increases in salaries and benefits costs ($195,000), marketing expenses ($267,000), FDIC insurance premiums ($71,000) and other increased non-interest expenses were mostly offset by decreases in data processing expenses ($174,000), ATM and debit card processing expenses ($107,000), and consulting and outsourcing costs ($97,000).  The decrease in data processing expenses resulted from $183,000 in costs recorded in the second quarter of 2008 related to the merger of the two banks held by the Company.  The decrease in ATM and debit card processing fees resulted primarily from $132,000 in fraud losses recorded for the second quarter of 2008 compared to $33,000 in losses recorded for the third quarter of 2008.  In response to second quarter 2008 fraud losses, the Company subscribed to additional security features offered by its card processor that has effectively reduced loss exposure.

Year-to-date 2008 comparison of non-interest expenses included increases in salaries and benefits costs ($1,055,000), occupancy expenses ($1,333,000), consulting and outsourcing costs ($519,000), marketing expenses ($391,000), FDIC insurance premiums ($301,000), data processing expenses ($276,000), and ATM and debit card processing fees ($233,000).

Asset Quality.  At September 30, 2008, nonperforming assets, including loans past due 90 days and over, totaled $10.4 million, or 1.13% of total assets, as compared to the $1.9 million, or 0.22% of total assets, recorded at September 30, 2007.  The increase in non-performing assets in prior-year comparison resulted primarily from an increase of $7.0 million in nonaccrual loans.  The majority of the increase in nonaccrual loans represents one large credit in the Baton Rouge market secured by real estate.  Annualized net year-to-date charge-offs were 0.61% of total loans at September 30, 2008 compared to 0.08 % at September 30, 2007.  The increase resulted from charge-offs totaling approximately $478,000 in indirect auto loans due to fraudulent activity, $545,000 in commercial, industrial and agricultural loans, and $240,000 in residential construction loans.  Management’s most recent analysis of the Allowance for Loan Losses (“ALL”) indicated that the ALL to total loans ratio of 1.08% was appropriate at September 30, 2008.

About MidSouth Bancorp

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas through its network of 35 locations and more than 170 ATMs.  The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

The south Louisiana region has 27 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma. A new full-service banking facility opened in late April 2008 in the Baton Rouge market.

The southeast region of Texas currently has 1 loan production office in Conroe and 7 full-service banking facilities, which are located in Beaumont (3), Conroe, Houston, Vidor, and College Station.

The Company merged its two wholly owned banking subsidiaries, MidSouth Bank, N.A. (Louisiana) and MidSouth Bank Texas, N.A. into MidSouth Bank, N.A., at the end of the first quarter of 2008.  MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	September 30,		%	June 30,	%
	2008	2007	Change	2008	Change
EARNINGS DATA
Total interest income	$13,635	$14,651	-6.9%	$13,827	-1.4%
Total interest expense	3,579	5,234	-31.6%	3,988	-10.3%
Net interest income	10,056	9,417	6.8%	9,839	2.2%
Provision for loan losses	500	300	66.7%	855	-41.5%
Non-interest income	3,981	3,574	11.4%	3,804	4.7%
Non-interest expense	11,235	9,742	15.3%	11,093	1.3%
Provision for income tax	445	508	-12.4%	277	60.6%
Net income	$1,857	$2,441	-23.9%	$1,418	31.0%

PER COMMON SHARE DATA
Basic earnings per share	$0.28	$0.37	-24.3%	$0.22	27.3%
Diluted earnings per share	$0.28	$0.37	-24.3%	$0.21	33.3%

Book value at end of period	$10.65	$10.07	5.8%	$10.54	1.0%
Market price at end of period	$16.40	$22.54	-27.2%	$16.49	-0.5%
Weighted avg shares outstanding
Basic	6,614,054	6,572,740	0.6%	6,606,882	0.1%
Diluted	6,635,969	6,637,362	0.0%	6,620,211	0.2%

AVERAGE BALANCE SHEET DATA
Total assets	$916,628	$831,378	10.3%	$946,005	-3.1%
Earning assets	833,810	757,037	10.1%	863,466	-3.4%
Loans and leases	572,675	551,340	3.9%	563,643	1.6%
Interest-bearing deposits	587,053	534,610	9.8%	637,111	-7.9%
Total deposits	776,957	711,503	9.2%	820,785	-5.3%
Total stockholders' equity	71,767	63,763	12.6%	70,821	1.3%

SELECTED RATIOS	9/30/2008	9/30/2007		6/30/2008
Return on average assets	0.81%	1.16%	-30.2%	0.60%	34.4%
Return on average total equity	10.29%	15.19%	-32.3%	8.05%	27.8%
Return on average realized equity (1)	10.23%	14.94%	-31.5%	8.09%	26.5%
Average equity to average assets	7.83%	7.67%	2.1%	7.49%	4.6%
Leverage capital ratio	8.42%	8.72%	-3.4%	8.01%	5.1%
Taxable-equivalent net interest margin	5.01%	5.16%	-2.9%	4.78%	4.8%

CREDIT QUALITY
Allowance for loan losses as a % of total loans	1.08%	0.96%	12.5%	1.11%	-2.6%
Nonperforming assets to total assets	1.13%	0.22%	413.6%	0.37%	206.5%
Annualized net YTD charge-offs to total loans	0.61%	0.04%	1415.7%	0.44%	38.8%

(1) Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	September 30,	September 30,	%	June 30,	December 31,
	2008	2007	Change	2008	2007
Assets
Cash and cash equivalents	$28,853	$30,974	-6.8%	$74,561	$30,873
Securities available-for-sale	222,478	181,719	22.4%	211,093	181,452
Securities held-to-maturity	7,534	11,515	-34.6%	7,783	10,746
Total investment securities	230,012	193,234	19.0%	218,876	192,198
Total loans	579,454	553,048	4.8%	567,087	569,506
Allowance for loan losses	(6,270)	(5,297)	18.4%	(6,286)	(5,612)
Loans, net	573,184	547,751	4.6%	560,801	563,894
Premises and equipment	40,349	36,450	10.7%	40,375	39,229
Time deposits held in banks	15,000	-	100.0%	15,000	-
Goodwill and other intangibles	9,637	9,800	-1.7%	9,677	9,759
Other assets	19,467	18,678	4.2%	18,567	18,103
Total assets	$916,502	$836,887	9.5%	$937,857	$854,056

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$190,770	$179,860	6.1%	$182,220	$182,588
Interest bearing deposits	580,341	534,494	8.6%	627,863	550,929
Total deposits	771,111	714,354	7.9%	810,083	733,517
Securities sold under agreements to repurchase and other short term borrowings	54,041	36,346	48.7%	37,163	30,717
Junior subordinated debentures	15,465	15,465	-	15,465	15,465
Other liabilities	5,381	4,435	21.3%	5,373	5,888
Total liabilities	845,998	770,600	9.8%	868,084	785,587
Total shareholders' equity	70,504	66,287	6.4%	69,773	68,469
Total liabilities and shareholders' equity	$916,502	$836,887	9.5%	$937,857	$854,056

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Nine Months Ended
INCOME STATEMENT	September 30,		%	September 30,		%
	2008	2007	Change	2008	2007	Change

Interest income	$13,635	$14,651	-6.9%	$41,774	$42,395	-1.5%
Interest expense	3,579	5,234	-31.6%	12,605	15,403	-18.2%
Net interest income	10,056	9,417	6.8%	29,169	26,992	8.1%
Provision for loan losses	500	300	66.7%	2,555	650	293.1%
Service charges on deposit accounts	2,761	2,450	12.7%	7,693	7,245	6.2%
Other charges and fees	1,220	1,124	8.5%	3,680	3,282	12.1%
Total non-interest income	3,981	3,574	11.4%	11,373	10,527	8.0%
Salaries and employee benefits	5,395	5,215	3.5%	15,772	14,717	7.2%
Occupancy expense	2,283	1,761	29.6%	6,281	4,948	26.9%
Intangible amortization	40	52	-23.1%	122	157	-22.3%
Other non-interest expense	3,517	2,714	29.6%	10,448	8,244	26.7%
Total non-interest expense	11,235	9,742	15.3%	32,623	28,066	16.2%
Income before income taxes	2,302	2,949	-21.9%	5,364	8,803	-39.1%
Provision for income taxes	445	508	-12.4%	891	1,921	-53.6%
Net income	$1,857	$2,441	-23.9%	$4,473	$6,882	-35.0%

Earnings per share, diluted	$0.28	$0.37	-24.3%	$0.67	$1.04	-35.6%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Third	Second	First	Fourth	Third
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2008	2008	2008	2007	2007
Interest income	$13,635	$13,827	$14,312	$14,744	$14,651
Interest expense	3,579	3,988	5,038	5,131	5,234
Net interest income	10,056	9,839	9,274	9,613	9,417
Provision for loan losses	500	855	1,200	525	300
Net interest income after provision for loan loss	9,556	8,984	8,074	9,088	9,117
Total non-interest income	3,981	3,804	3,587	3,732	3,574
Total non-interest expense	11,235	11,093	10,293	10,569	9,742
Income before income taxes	2,302	1,695	1,368	2,251	2,949
Income taxes	445	277	169	357	508
Net income	$1,857	$1,418	$1,199	$1,894	$2,441

Earnings per share, basic	$0.28	$0.22	$0.18	$0.29	$0.37
Earnings per share, diluted	$0.28	$0.21	$0.18	$0.28	$0.37
Book value per share	$10.65	$10.54	$10.65	$10.41	$10.07
Return on average equity	10.29%	8.05%	6.90%	11.18%	15.19%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	September 30,	September 30,	%	June 30,	December 31,
	2008	2007	Change	2008	2007
Composition of Loans
Commercial, financial, and agricultural	$185,842	$175,150	6.1%	$184,930	$187,545
Lease financing receivable	5,239	10,017	-47.7%	5,883	8,089
Real estate - mortgage	226,321	205,200	10.3%	220,556	204,291
Real estate - construction	69,570	73,787	-5.7%	65,985	80,864
Installment loans to individuals	91,356	88,166	3.6%	88,737	87,775
Other	1,126	728	54.7%	996	942

Total loans	$579,454	$553,048	4.8%	$567,087	$569,506

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	September 30,	September 30,	%	June 30,	December 31,
	2008	2007	Change	2008	2007
Asset Quality Data
Nonaccrual loans	$8,112	$1,084	648.3%	$2,368	$1,602
Loans past due 90 days and over	1,189	510	133.1%	563	980
Total nonperforming loans	9,301	1,594	483.5%	2,931	2,582
Other real estate owned	643	143	349.7%	143	143
Other foreclosed assets	453	134	238.1%	384	280
Total nonperforming assets	$10,397	$1,871	455.7%	$3,458	$3,005

Nonperforming assets to total assets	1.13%	0.22%	413.6%	0.37%	0.35%
Nonperforming assets to total loans + OREO + other foreclosed assets	1.79%	0.34%	426.5%	0.61%	0.53%
ALL to nonperforming loans	67.41%	332.31%	-79.7%	214.47%	217.35%
ALL to total loans	1.08%	0.96%	12.5%	1.11%	0.99%

Year-to-date charge-offs	$1,872	$408	358.8%	$1,317	$626
Year-to-date recoveries	125	78	60.3%	85	86
Year-to-date net charge-offs	$1,747	$330	429.4%	$1,232	$540
Annualized net YTD charge-offs to total loans	0.61%	0.08%	657.9%	0.44%	0.09%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	September 30, 2008			September 30, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$108,346	$1,182	4.36%	$86,972	$1,044	4.80%
Tax-exempt securities	115,660	1,551	5.36%	110,262	1,467	5.32%
Equity securities	4,403	39	3.54%	4,667	59	5.06%
Federal funds sold	9,882	49	1.94%	3,705	47	4.96%
Loans	572,675	11,101	7.71%	551,340	12,461	8.97%
Other interest earning assets	22,844	168	2.93%	91	2	8.72%
Total interest earning assets	833,810	14,090	6.72%	757,037	15,080	7.90%
Noninterest earning assets	82,818			74,341
Total assets	$916,628			$831,378

Interest bearing liabilities:
Deposits	$587,053	$3,016	2.04%	$534,610	$4,431	3.29%
Repurchase agreements and federal
funds purchased	44,455	250	2.20%	17,041	198	4.55%
Short term borrowings	2,753	16	2.27%	19,583	255	5.10%
Junior subordinated debentures	15,465	297	7.51%	15,465	350	8.86%
Total interest bearing liabilities	649,726	3,579	2.19%	586,699	5,234	3.54%
Noninterest bearing liabilities	195,135			180,916
Shareholders' equity	71,767			63,763
Total liabilities and shareholders' equity	$916,628			$831,378

Net interest income (TE) and margin		$10,511	5.01%		$9,846	5.16%

Net interest spread			4.53%			4.36%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Nine Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$94,162	$3,182	4.51%	$86,910	$3,079	4.72%
Tax-exempt securities	110,480	4,482	5.41%	110,577	4,379	5.28%
Equity securities	4,128	105	3.39%	3,249	103	4.23%
Federal Funds Sold	37,709	657	2.29%	17,338	672	5.11%
Loans	568,510	34,310	8.06%	526,329	35,439	9.00%
Other interest earning assets	17,489	355	2.71%	70	4	7.64%
Total interest earning assets	832,478	43,091	6.91%	744,473	43,676	7.84%
Noninterest earning assets	83,882			72,755
Total assets	$916,360			$817,228

Interest bearing liabilities:
Deposits	$605,152	$11,024	2.43%	$540,474	$13,714	3.39%
Repurchase agreements and federal
funds purchased	34,889	630	2.37%	10,252	362	4.66%
Short term borrowings	1,476	32	2.85%	7,161	283	5.21%
Junior subordinated debentures	15,465	919	7.81%	15,465	1,044	8.91%
Total interest bearing liabilities	656,982	12,605	2.56%	573,352	15,403	3.59%
Noninterest bearing liabilities	187,850			181,673
Shareholders' equity	71,528			62,203
Total liabilities and shareholders' equity	$916,360			$817,228

Net interest income (TE) and margin		$30,486	4.89%		$28,273	5.08%

Net interest spread			4.35%			4.25%